Exhibit 3.34

AMENDED AND RESTATED OPERATING AGREEMENT
OF
JIMMY STYKS LLC
a California limited liability company

This Amended and Restated Operating Agreement (the Agreement”) of Jimmy Styks LLC (the “Company”) is made and entered into by and among the Company and Vista Outdoor Inc. (the “Sole Member”) to be effective for all purposes as of September 22, 2015.

RECITALS

WHEREAS, the Company was formed as limited liability company pursuant to the California Limited Liability Company Act, as amended from time to time (the “California Act”) by the filing of its Limited Liability Company Articles of Organization (the “Articles of Organization”) with the Secretary of State of the State of California on October 21, 2009;

WHEREAS, Michelle Wilkens, Reeves Family Trust and Jeremy Wilkens prior members of the Company (the “Prior Members”) entered into the First Amendment to Operating Agreement, effective as of July 31, 2010, setting forth the rights, powers, and interest of the Prior Members with respect to the Company (“Prior Agreement”);

WHEREAS, the Prior Members entered into the Second Amendment to the Operating Agreement, effective as of December 13, 2013, amending the Exhibit B to the Operating Agreement in order to appoint new officers.

WHEREAS, pursuant to the Purchase Agreement dated July 20, 2015, the Prior Members transferred all of the issued and outstanding membership interests in the Company to the Sole Member; and

WHEREAS, the Sole Member now wishes to amend and restate the Prior Agreement.

NOW THEREFORE, for and in consideration of the mutual covenants set forth herein and for other good and valuable consideration, the adequacy, receipt and sufficiency of which are hereby acknowledged, the Sole Member hereby agrees as follows:

1.                                      Formation.  The Company was formed upon the filing of Articles of Organization with the California Secretary of State by an authorized agent of the Company.

2.                                      Name.  The name of the Company formed is Jimmy Styks LLC.

3.                                      Purpose.  The Company is a single member limited liability company formed for any purpose permitted under the California Act.

4.                                      Registered Office and Agent; Principal Office.  The Company’s principal office is 15262 Connector Lane, Huntington Beach, California 92649.  The Company’s registered office and agent for service of process in California shall be CT Company System located at 818 West 7th Street, 2nd Floor, Los Angeles, California 90017.  The identity of the Company’s registered office and agent, and the location of the Company’s principal office, may be changed at will by the Sole Member.

5.                                      Powers of the Company.  Subject to the limitations set forth in this Agreement and the Articles of Organization of the Company, if any, the Company shall possess and may exercise all of the powers and privileges granted to it by the California Act, by any other law or by this Agreement, together with all powers incidental thereto, so far as such powers are necessary or convenient to the conduct, promotion or attainment of the purposes of the Company.

6.                                      Powers of the Sole Member.  The Sole Member shall have the power to exercise any and all rights and powers granted to members of a limited liability company pursuant to the California Act or the express terms of this Agreement.

7.                                      Limited Liability.  Except as otherwise provided by the California Act, the debts, obligations and liabilities of the Company, whether arising in contract, tort or otherwise, shall be solely the debts, obligations and liabilities of the Company, and the Sole Member shall not be obligated for any such debt, obligation or liability of the Company by reason of being a member of the Company.

8.                                      Contributions.  Any capital contributions to the Company shall be made as determined by the Sole Member.

9.                                      Distributions.  Distributions shall be made to the Sole Member at the times and in the aggregate amounts determined by the Sole Member.

10.                               Management.

(a)                                 The business of the Company shall be managed by the Sole Member.  The Sole Member may appoint one or more nonmembers as co-managers or may resign as manager at any time and appoint a nonmember as the manager of the Company on such terms and conditions as the Sole Member and such manager may agree.  The Sole Member may also appoint a board of managers (the “Board”) with exclusive rights and responsibilities to direct the business of the Company.  All powers of the Company may be exercised by or under the authority of such Board.  Except as specifically provided in this Agreement, the Board, acting in accordance with the provisions of this Agreement, shall have the full and exclusive right, power and authority to manage the affairs of the Company and to make all decisions with respect thereto, including authorizing or taking any actions for which the unanimous consent of the Sole Member is required under the California Act.  Any action taken by the Board shall require the approval of a majority of the managers then holding office and eligible to vote on such action.

(b)                                 The Sole Member may provide for a President and additional officers of the Company, and may establish and alter the powers, duties, and compensation of the President and of all other officers.

(c)                                  All assets of the Company, whether real or personal, shall be held in the name of the Company.

(d)                                 All funds of the Company shall be deposited in one or more accounts with one or more recognized financial institutions in the name of the Company, at such locations as shall be determined by the Sole Member.  Withdrawal from such accounts shall require the signature of such person or persons as the Sole Member may designate.

(e)                                  Unless otherwise provided in the Articles of Organization, on any matter that is to be voted on, consented to or approved by the Sole Member or the Board, if any, the Sole Member or Board may take such action without a meeting, without prior notice and without a vote if consented to, in writing or by electronic transmission, by the Sole Member or Board having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which the Sole Member or Board members entitled to vote thereon were present and voted.

11.                               Assignments.  The Sole Member may freely assign its membership interest in the Company in whole or in part.  If the Sole Member transfers all of its membership interest in the Company pursuant to this Section, the transferee shall be admitted to the Company as the Sole Member upon its execution of an instrument signifying its agreement to be bound by the terms and conditions of this Agreement.  Such admission shall be deemed effective upon the transfer, and upon such admission, the transferor Sole Member shall cease to be a member of the Company.

12.                               Dissolution.  The Company shall be dissolved and its affairs wound up upon the occurrence of any of the following events:

(a)                                 The written election of the Sole Member to dissolve the Company, made at any time and for any reason.

(b)                                 The date provided in the Articles of Organization, if any.

(c)                                  As otherwise provided under California law.

13.                               Indemnification.

(a)                                 General.  The Company, shall indemnify, defend and save harmless each of the Sole Member, the members of the Board or officers of the Company, if any so appointed, and their respective Affiliates (“Indemnitees”) from any liability, loss or damage incurred by any Indemnitee by reason of any act performed or omitted to be performed by any Indemnitee in connection with the business of the Company, including costs and attorneys’ fees and any amounts expended in the settlements of any claims of liability, loss or damage; provided that if the liability, loss or claim arises out of any action or inaction of an Indemnitee: (a) such Indemnitee must have determined, in good faith, that their course of conduct was in the best interests of the Company; and (b) the action or inaction did not constitute fraud, breach of fiduciary duty, gross negligence or willful malfeasance by such Indemnitee; and, provided further, that the indemnification shall be recoverable only from the assets of the Company and not any assets of the Sole Member.  The Company may, however, purchase and pay for that insurance, including extended coverage liability and casualty and worker’s compensation, as would be customary for any person engaging in a similar business, and name the Indemnitees as additional or primary insured parties.

(b)                                 Advancement of Expenses.  The Company shall advance all expenses incurred by an Indemnitee in connection with the investigation, defense, settlement or appeal of any civil or criminal action or proceeding referenced in Section 13(a) hereof.  The Indemnitee shall repay such amounts advanced only if, and to the extent that, it shall ultimately be determined that such Indemnitee is not entitled to be indemnified by the Company as authorized hereby.  The advances to be made hereunder shall be paid by the Company to the Indemnitee within ten (10) days following delivery of a written request therefor by the Indemnitee to the Company.

14.                               Amendment.  This Agreement may be amended only in a writing signed by the Sole Member.

15.                               Severability.  Every term and provision of this Agreement is intended to be severable, and if any term or provision of this Agreement is illegal or invalid for any reason whatsoever, such illegality or invalidity shall not affect the legality or validity of the remainder of this Agreement.

16.                               No Third-Party Rights.  No person other than the Sole Member shall have any legal or equitable rights, remedies or claims under or in respect of this Agreement, and no person other than the Sole Member shall be a beneficiary of any provision of this Agreement.

17.                               Governing Law.  This agreement shall be governed by and construed under the laws of the State of California, excluding any conflicts of laws rule or principle that might refer the governance or construction of this agreement to the law of another jurisdiction.

IN WITNESS WHEREOF, the Sole Member has caused this Agreement to be executed as of the date hereof.

Dated: As of September 22, 2015

VISTA OUTDOOR INC.,
a Delaware corporation

By:
Name: Scott D. Chaplin
Title: Sr. Vice President, General Counsel and Secretary

Schedule A

Units and Membership Percentages

Member	Membership Percentage
Vista Outdoor Inc.	100%